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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K
                                 Current Report

                             -----------------------

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported) January 28, 2002

                             -----------------------

                                GATX Corporation
             (Exact Name of Registrant as Specified in its Charter)



            New York                    1-2328                  36-1124040
(State or other jurisdiction   (Commission file number)      (I.R.S. employer
      of incorporation)                                   identification number)



                             500 West Monroe Street,
                          Chicago, Illinois 60661-3676
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (312) 621-6200


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ITEM 5.  OTHER EVENTS

         On January 25, 2002, GATX Corporation issued a press release announcing that it plans to offer $150 million of convertible senior unsecured notes. The notes are expected to have a 5-year maturity, and may be converted into shares of common stock of GATX Corporation.

         The net proceeds of the offering will be used by GATX Financial Corporation, a wholly-owned subsidiary of GATX Corporation, for repayment of indebtedness and general corporate purposes.

         The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. It is anticipated that a registration statement will be filed under the Securities Act of 1933 to permit the resale of the notes and the underlying shares of common stock issuable upon conversion.

         The following recent development information is being included in the offering memorandum:

         CONSOLIDATED. GATX recently reported a fourth quarter 2001 net loss of $12.1 million or $.25 per diluted share. The prior year fourth quarter loss was $60.6 million or $1.27 per diluted share.

         For the 2001 full year, GATX reported net income of $172.9 million or $3.51 per diluted share. Excluding non-comparable items, GATX reported 2001 full year income of $109.7 million, or $2.23 per diluted share. The 2000 full year income was $164.2 million or $3.37 per diluted share, excluding the Airlog litigation provision.

         Among the non-comparable items in 2001, the most significant items include the gain on the sale of GATX Terminals, charges related to our telecommunications portfolio, costs associated with the closure of a railcar repair facility, and in the fourth quarter, charges related to a workforce reduction and asset impairment losses in the air group stemming from the events of September 11.

         The remaining discussion in this "Recent Developments" section regarding consolidated and business unit results for the 2001 fourth quarter and 2001 full year exclude these non-comparable items, unless noted otherwise. Your attention is directed to the press release attached to our Current Report on Form 8-K filed on January 23, 2002, for our 2001 financial results reflecting these non-comparable items.

         GATX RAIL. GATX Rail reported income of $17.7 million in the fourth quarter compared to $13.4 million in the prior year period. The improvement in GATX Rail's fourth quarter income was due in part to lower SG&A and maintenance expenditures, coupled with a short-term spike in demand for railcars at DEC, GATX Rail's operation in Poland. Due to continued soft demand for railcars and lease rate pressure, the 2001 fourth quarter income does not reflect our expected quarterly run rate in this environment. For the 2001 full year, GATX Rail reported net income of $52.4 million compared to $65.7 million in the prior year period.

         Utilization of GATX Rail's North American full service fleet remained at 91% at the end of the fourth quarter, consistent with the 2001 third quarter level, but down from 93% in the prior year period. GATX Rail's full service North American fleet totaled 91,100 cars at year end, down slightly from the prior quarter and year ago levels. Fourth quarter deliveries totaled only 310 cars, an indication of continued softness in the rail market.

         North American manufacturing capacity utilization, one of several benchmarks for economic activity and ultimately demand for railcars, was 72% at year end. This low level of capacity has not been experienced since the mid-1980's. This is consistent with the 2001 third quarter level and indicates that underlying factors that drive railcar demand have not yet rebounded.

         FINANCIAL SERVICES. Financial Services, comprised principally of GATX Capital, reported a fourth quarter loss of $6.2 million compared to income of $13.8 million in the prior year period, excluding the Airlog litigation provision. Fourth quarter performance was affected by a large loss provision taken during the quarter, consistent with prior statements regarding GATX Capital's focus on maintaining an appropriate reserve level in this weakened economic environment. For the 2001 full year, Financial Services reported income of $63.5 million compared to $83.9 million in the prior year, excluding the Airlog litigation provision.

         Investment volume totaled $287 million during the fourth quarter compared to $508 million in the prior year period. For the 2001 full year, investment volume totaled $1.8 billion compared to $1.5 billion in the prior year. The 2001 volume reflects continued investment primarily in our air and technology markets.


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         For the fourth quarter, pre-tax spread totaled $46.3 million compared to $33.6 million in the prior year period. Annualized pre-tax spread in the fourth quarter was 4.6% of average net investments, compared to 3.9% for the prior year period. For the 2001 full year, pre-tax spread totaled $190.9 million compared to $149.2 million in the prior year. Pre-tax spread in 2001 was 4.8% of average net investments, compared to 4.7% for the prior year. Increased lease and interest income was the key driver behind the increase in pre-tax spread.

         Remarketing income, comprised of both gains on asset sales and residual sharing fees, was $13.9 million in the fourth quarter compared to $17.7 million in the prior year period. Remarketing income totaled $99.0 million in 2001 compared to $57.2 million in the prior year. The increased remarketing income was driven by stronger gains within the diversified and technology portfolios. Warrant income totaled $3.6 million in the fourth quarter compared to $17.9 million in the prior year period. For the 2001 full year, warrant income totaled $38.7 million compared to $52.3 million in the prior year. Asset remarketing income and gains from the sale of stock do not occur evenly from period to period.

         Loss provisions, including telecommunications and air-related provisions, totaled $36.4 million in the fourth quarter, compared to $7.5 million in the prior year period. For the 2001 full year, loss provisions totaled $98.1 million, including telecommunications and air-related provision of $7.8 million, compared to $16.1 million in the prior year. The increase in loss provision reflects the weaker economic conditions experienced during 2001, and our initiative to maintain an appropriate allowance position. The allowance for loss was 6.0% of reservable assets at year end compared to 6.4% in both the prior quarter and prior year.

         Net charge-offs of reservable assets during the fourth quarter totaled $52.5 million. For the full 2001 year, net charge-offs totaled $101.4 million, or 2.6% of average net investments, compared to $36.8 million, or 1.1% of average net investments, in the prior year period. The increased charge-off levels in 2001 primarily reflected the impact of a weaker economic environment on our portfolio.

         Asset impairments totaled $15.3 million in the 2001 fourth quarter, including $8.3 million related to telecommunication and air assets, compared to $5.0 million in the prior year period. For the 2001 full year, impairments totaled $85.2 million, including $75.6 million related to telecommunication and air assets, compared to $5.0 million in the prior year.

REVIEW BY MOODY'S INVESTORS SERVICE

         On January 15, 2002, Moody's Investors Service placed the long-term and short-term ratings of GATX Financial and its affiliate on review for possible downgrade. In its release, Moody's stated that, although near-term financial flexibility is solid, its action reflected Moody's concerns about the long-term financial flexibility of GATX Financial, as well as the potential for rising secured debt within GATX's capital structure.

CERTAIN RECENT EVENTS

         On January 15, 2002, a GATX Financial railcar located at a CSX siding in West Virginia developed a circumferential crack allowing its contents - toluene - to escape. The immediate area surrounding the incident was temporarily evacuated. No deaths or injuries were reported. The cause of the chemical escape is not known nor is there sufficient information at this time to ascertain the extent of the liability of GATX Financial, if any, with respect to this matter.

         On January 18, 2002, a Canadian Pacific train containing a number of GATX Financial railcars containing anhydrous ammonia derailed near Minot, North Dakota. News media covering the event have reported that, as a result of the derailment, as many as five of the cars containing anhydrous ammonia leaked. One person died and in excess of 100 people were treated at the local hospital as a result of inhalation of the anhydrous ammonia. Fifteen people were admitted to the hospital, including five who were admitted to intensive care with respiratory problems and skin burns from the ammonia. The cause of the derailment is not known nor is there sufficient information at this time to ascertain the extent of the liability of GATX Financial, if any, with respect to this matter.

         In March 2001, East European Kolia-System Financial Consultant S.A. filed a complaint in the Regional Court (Commercial Division) in Warsaw, Poland against Dyrekcha Eksploatacji Cystern Sp. z.o.o. ("DEC"), an indirect wholly-owned subsidiary of GATX Financial, alleging damages of approximately $52 million arising out of the unlawful taking over by DEC in August of 1998, of a 51% interest in Kolsped Spedytor Miedzynarodwy Sp. z.o.o. ("Kolsped"), and removal of valuable property from Kolsped. The complaint was not served on DEC until December of 2001. The plaintiff claims that DEC unlawfully obtained confirmation of satisfaction of a condition precedent to its purchase of a 51% interest in Kolsped, following which it allegedly mismanaged Kolsped and put it into bankruptcy. The plaintiff claims to have purchased the same 51% interest in Kolsped in April of 1999,


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subsequent to DEC's alleged failure to satisfy the condition precedent. We purchased DEC in March 2001. We believe this claim is without merit, and are vigorously pursuing the defense thereof.

         While the ultimate liability with respect to the above matters cannot be determined at this time, it is our opinion that the amounts, if any, required to be paid by GATX Financial or its subsidiaries with respect to these matters are not likely to be material to our consolidated financial position or results of operations.







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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                     GATX CORPORATION
                                            -----------------------------------
                                                       (Registrant)

                                                   /s/ Brian A. Kenney
                                            -----------------------------------
                                                     Brian A. Kenney
                                                    Vice President and
                                                 Chief Financial Officer
                                                (Duly Authorized Officer)



Date:  January 28, 2002